                                                                 EXHIBIT 8.2

                    [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]

                                December 17, 1997


New York Bancorp Inc.
241-02 Northern Boulevard
Douglaston, New York  11362

Ladies and Gentlemen:

                  You have requested our opinion regarding certain of the federal income tax consequences of the merger (the "Merger") of New York Bancorp Inc. ("NY Bancorp") with and into North Fork Bancorporation, Inc. ("North Fork").

                  In formulating our opinion, we examined such documents as we have deemed appropriate, including the Amended and Restated Agreement and Plan of Merger, dated as of October 7, 1997, by and between NY Bancorp and North Fork (the "Merger Agreement") and the Registration Statement of North Fork (including the prospectus) filed on December 17, 1997 on Form S-4 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Registration Statement.") In addition, we obtained such additional information as we deemed relevant and necessary through consultations with officers and representatives of NY Bancorp and North Fork.

                  Our opinion set forth below assumes (a) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and Registration Statement; (b) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement; and (c) the accuracy of the representations made by NY Bancorp and North Fork, which are set forth in the certificates delivered to us by NY Bancorp and North Fork dated the date hereof.

                  Based on the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and the discussion set

New York Bancorp Inc.
December 17, 1997
Page 2


forth below, we are of the opinion that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss will be recognized by NY Bancorp as a result of the Merger; and (iii) no gain or loss will be recognized by the stockholders of NY Bancorp who exchange all of their common stock, par value $.01 per share, of NY Bancorp solely for common stock, par value $2.50 per share, of North Fork (the "North Fork Common Stock") pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in North Fork Common Stock and, if any, the payment of any real property transfer tax on behalf of stockholders of NY Bancorp).

                  Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that occurs or comes to our attention. We express no opinion concerning any tax consequences of the Merger other than as expressly set forth herein.

                                          Very truly yours,


                                          /s/ Weil, Gotshal & Manges LLP